Exhibit 99.1

FOR IMMEDIATE RELEASE
April 22, 2019	NYSE American – REI

RING ENERGY, INC. RELEASES FIRST QUARTER 2019 OPERATIONS UPDATE

Midland, TX. April 22, 2019 - Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) today released its operations updates for the first quarter of 2019. In the three months ended March 31, 2019, the Company, employing one drilling rig, drilled seven new horizontal wells and four salt water disposal wells. The Company drilled six new horizontal San Andres wells on its Central Basin Platform (“CBP”) asset, five wells which were one mile in length and one well which was one and a half miles in length. In addition, the Company drilled one new horizontal Brushy Canyon well on its Delaware Basin Property (“Delaware”) which was one mile in length. In the first quarter 2019, the Company completed seven wells, six which were drilled in the first quarter 2019 and one which was drilled late in the fourth quarter 2018. Of the seven wells completed, four were completed prior to the midway point in the quarter and had a significant impact on the first quarter production. The remaining three wells had little or no impact - two wells were completed with less than one week remaining in the quarter and the third was in the process of testing. In the first quarter 2019, the Company filed Initial Potentials (“IPs”) on four of the seven completed wells. The average IP on the four wells was approximately 575 Barrel of Oil Equivalents (“BOE”) per day, or 132 BOE per 1,000 feet.

North Gaines Property –

In the fourth quarter of 2018, management announced the Company had drilled one new horizontal well on its North Gaines Property. The Ellen B. Peters #3H (“3H”) was the first horizontal well the Company had used a “Plug and Perf” completion method versus the “Sliding Sleeve” which was used on the previous well, the Ellen B. Peters #4H (“4H”). The 3H was put on production in mid-November, reached a peak rate of approximately 500 barrels of oil per day (“BOPD”), and had leveled off between 200 to 250 BOPD with a 35%-40% oil cut (oil to water) by the end of the fourth quarter. The 4H was drilled and completed in the third quarter 2018 and was producing approximately 150 BOPD at the end of the third quarter 2018. Mr. Danny Wilson, Ring’s Executive Vice President and Chief Operating Officer, commented, “We continue to be impressed by the results we see from both the Ellen B. Peters 3H and 4H. Currently, the wells combined are producing approximately 200 BOPD with an excellent oil cut (oil to water) percentage of 25%. We have recently acquired an existing salt water disposal well (“SWD”) near the 3H and 4H and are in the process of laying a SWD line to the facility. This will allow us to do more testing and development at a much lower cost due to a reduction in our SWD costs from approximately $2/barrel to less than $0.20/barrel.”

Delaware Basin Property –

One new horizontal Brushy Canyon well, the Hugin 2H, was drilled, completed, tested and had its IP filed in the first quarter 2019. In addition, the Hugin 1H , drilled in the fourth quarter 2018, and one of two wells which were purposely drilled lower in structure (northeast area) for the purpose of seeking a thicker oil column and better oil cuts, completed testing and had its IP filed in the first quarter 2019 – Hugin 1H: IP 818 BOE per day, or 224 BOE per 1,000 feet, and Hugin 2H: IP 423 BOE per day, or 129 per 1,000 feet. The Phoenix 2H, drilled in the fourth quarter as an offset to the Phoenix 1H, is still undergoing testing but has shown preliminary results of 60 BOPD and 2,200 MCF per day, or over 425 BOEPD. The Hippogriff 4H, also drilled in the fourth quarter and offsetting the Hugin lease, is currently in testing. Mr. Danny Wilson stated, “Overall, we are very pleased with the results to date. I am especially encouraged by the better oil production in our wells drilled lower in structure (northeast area) as the bulk of our acreage and future drilling locations are in that area.”

As a result, net production for the first quarter of 2019 was approximately 569,130 BOEs, as compared to net production of 507,000 BOEs for the first quarter of 2018, an approximate 12.3% increase, and net production of 608,000 BOEs for the fourth quarter of 2018, an approximate 6.4% decrease. March 2019 average net production was approximately 6,381 BOEs, as compared to net daily production of 6,005 BOEs in March 2018, an approximate 6.3% increase, and net daily production of 6,908 in December 2018, an approximate 7.6% decrease.

The average estimated price received per BOE in the first quarter 2019 was $47.40.

On February 26, 2019, the Company announced it had entered into a definitive agreement with Wishbone Energy Partners, LLC and its affiliates (“Wishbone”) to acquire their Northwest Shelf assets located primarily in southwest Yoakum County, Texas, and eastern Lea County, New Mexico. On April 11, 2019, the Company announced it had closed that acquisition. Management estimates that the pro forma net production for the first quarter ended March 31, 2019, of the Company, including the acquired Wishbone assets, was approximately 1,050,000 BOEs. Management noted that there had been no active drilling or development on the Wishbone assets since early October 2018.

Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “As we stated last December, we began the first quarter of 2019 with specific goals in mind - to achieve cash flow neutral as rapidly as possible without sacrificing growth. Using one-rig for drilling and development, we projected turning cash flow neutral in the second half of 2019, while still growing production an estimated 20+% for 2019, either organically and/or through acquisition opportunities. This was based on the following assumptions, 1) Drilling approximately 28 new horizontal wells, 2) Receiving a realized price of $50 per BOE, and 3) Controlling our costs. We drilled seven new horizontal wells in the first quarter. Our new wells continue to meet or exceed our expectations, as evidenced by the IPs of the wells drilled, completed and tested in the first quarter. Three of the four wells that were drilled, completed and had IPs filed in the first quarter 2019 are located on the acreage we acquired and announced last December 20th. That acquisition alone added over 5,000 net acres and over 50 new horizontal drilling sites in and around our core assets on the CBP. We fell short of a $50 per BOE average price received for the quarter, however our received price has improved since January because of an overall increase in commodity prices and lowering of price differentials, which averaged over $10 in January but dropped to $2 in March. Currently we are experiencing a differential of approximately $5.00. In February, we announced we had signed a definitive agreement with Wishbone Energy Partners (“Wishbone”) to acquire their Northwest Shelf assets located primarily in southwest Yoakum County, Texas and eastern Lea County, New Mexico. We announced the closing of that transaction on April 11th and already have a drilling rig on site. In our opinion, this transaction is a “game changer”. It immediately doubles estimated production, future EBITDA, proved reserves and PV-10. Our current combined daily net production is approximately 11,800 BOEPD. We added over 38,000 net acres, which makes Ring the largest horizontal San Andres company on the Central Basin platform / Northwest Shelf. In conjunction with the acquisition, the Company has put in place for the remainder of 2019 “costless collar” hedges on 5,500 BOPD with an average floor price of $50 per barrel and average ceiling price of $68.19 per barrel. In addition, we have added “costless collar” hedges for 2020 on 2,000 BOPD with an average floor price of $50 per barrel and average ceiling price of $65.61 per barrel. We are in the process of finalizing our capital expenditure budget for 2019 and will release it shortly.”